UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                              FORM 4
             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Gammill, Lee M.
   51 Madison Avenue
   New York, NY  10010
2. Issuer Name and Ticker or Trading Symbol
   Vanguard Airlines, Inc. (VNGD)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   06/00
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
   Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
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Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
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Non-Qualified Stock Option     $1.625000       05/24/00       A         10,000                            (1)          05/24/10
(right to buy)
Non-Qualified Stock Option     $3.438000                                                                  10/22/97     10/22/07
(right to buy)
Non-Qualified Stock Option     $5.625000                                                                  09/22/97     09/22/07
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
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Non-Qualified Stock Option     05/24/00  Common Stock                   10,000                    10,000        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   40,000                    40,000        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   5,000                     5,000         D   Direct
(right to buy)

[FN]
Explanation of Responses:

(1) This Option Vests at the rate of 1/12 of the Shares subject to the Option. Only the vested portion of this Option is currently exercisable. This Option was exercisable within 60 days after the date hereof into 833 Shares of Common Stock.

SIGNATURE OF REPORTING PERSON
/S/ Gammill, Lee M.
DATE